Exhibit 10.15

Russell W. Ford

Chief Executive Officer

April 23, 2024

Kim Ernzen

via: [ ]

Dear Kim:

I am pleased to confirm our offer of employment to have you join StandardAero. This letter will outline the terms and conditions that will initially govern your employment with StandardAero. Please review this letter carefully and do not hesitate to contact me or Malisa Chambliss, should you have any questions.

Your position will be the StandardAero Chief Operating Officer and you will report directly to the Chairman & CEO. The position will be based in the Scottsdale, Arizona, and your initial annual base salary will be $625,000, to be paid in accordance with the Company's regular payroll practices (currently bi weekly). Additionally, we are pleased to offer you a onetime bonus in the amount of $50,000, payable in lump sum within 30 days of your start date, to offset costs for temporary housing and other incidentals associated with establishing a residence in the Scottsdale area. This lump sum is contingent on your employment with StandardAero and is subject to repayment if you leave the company within the first twelve (12) months of employment. In accordance with the provisions of the Fair Labor Standards Act, you will be classified as an exempt employee, and thus will not be eligible to receive overtime compensation. We anticipate your first day of employment to be on or around May 20, 2024, subject to successful completion of applicable background checks and pre-employment screening.

Based on your position, you will be eligible to participate in StandardAero's Executive Annual Incentive Plan (AIP). Your annual target bonus will be an amount equal to 80 percent of your annual base salary. The actual amount of the AIP bonus payable is subject to Company and individual performance and the terms of the AIP, which are subject to change. More information regarding the AIP will be presented to you upon acceptance of this offer.

As an employee of StandardAero, you and your eligible dependents may participate in our comprehensive array of benefit programs. You are eligible to participate in StandardAero's benefits on the first day of the month following your first day of employment with the Company. Information on the Company's benefits plans is enclosed for your review. As discussed therein, benefits offered at the time of hire and offered during the course of employment are subject to

6710 N Scottsdale Road, Suite 250

Scottsdale, Arizona 85253 USA

modification, as these plans are reviewed periodically. In addition to eligibility to participate in the Company's benefit plans (under the terms and conditions governing those plans,) the Company will provide you with an automobile allowance in the gross amount of $24,000 per year to be used at your discretion.

Should you accept this offer, in addition to the salary, bonus, and other compensation and benefits described above, upon commencement of your employment, provided you agree to certain intellectual property, non-disclosure of confidential information, non-solicitation, and non-competition covenants to apply during and after your termination of employment with StandardAero, Dynasty Parent Holdings, LP. (Which is the indirect parent company of StandardAero Aviation Holdings, Inc.), will issue to you, subject to the provisions of plan documents that will be presented to you, Class B Units in the aggregate in the Partnership, constituting at the time of issuance, 0.278%, for which no cash investment by you will be required.

You will be eligible to accrue 172 hours of Paid Time Off (PTO) per year. You will accrue PTO hours on a pro rata basis each pay period. Only accrued PTO hours will be available for use. Your annual PTO entitlement serves as your maximum balance, until you reach the next service milestone; at no time will you be allowed to accrue PTO hours in excess of your annual PTO entitlement at any given time. If your balance reaches your annual PTO entitlement at any time, accruals will stop until your balance falls below your maximum accrual. Additional information concerning the Company's PTO policies and practices will be provided to you during your orientation.

This offer is contingent upon you successfully completing our standard pre-employment screens. All costs associated with the pre-employment screenings will be at Company expense. It is also contingent on your satisfying employment eligibility criteria under the Immigration Reform and Control Act of 1986 (and any other applicable immigration laws and regulations). Under that law, we are required to check a number of documents to verify that you, as a prospective employee, are eligible to work in the United States. Upon reporting to work, you will need to furnish documents that establish identity and employment eligibility, for example (list is not all-inclusive): a passport, a driver's license, a United States military card, a social security card, a birth certificate, or a work authorization from your current state of residence. Please be prepared to present the required documentation on or before your first day of employment.

If you accept this offer, your employment relationship with StandardAero will be at all, times what is called "at-will." This means that you are not guaranteed employment for any duration of time, that you have the right to resign at any time, and StandardAero has the right to end your employment relationship or to change the terms and conditions of your employment at any time - with or without cause or notice, for any reason, or for no reason. Should the Company choose to terminate the Executive's employment without cause, the Company will pay the Executive an amount equal to 6 months of base salary, with the option to make equal installments over the 6-month period following the termination date, in accordance with the Company's regular payroll practices subject to applicable tax withholdings, or paid to the Executive in one lump sum at the Company's discretion. For purposes of this agreement, "Cause" shall mean: 1) Total and permanent incapacity of the Executive; 2) Executive's indictment for any felony or conviction of a criminal offense, other than a misdemeanor traffic offense; 3) Executive's engagement in any act involving gross misconduct or dishonesty that is materially injurious to the company; 4) Executive's willful and continued breach of, or refusal to substantially perform to any policy or reasonable performance goal set by the Company with respect to the Executive's job duties or responsibilities; 5) Executive commits a breach of any laws or regulations which may affect the conduct of Company's business. Nothing in this letter or in any StandardAero policy or statement (including any verbal statements made to you during negotiations about working at the Company) is intended to, or does create anything but an at-will employment relationship. Only StandardAero's Chief Executive Officer may modify your at-will employment status, and any such modification must be in writing and signed by the Chief Executive Officer.

Should you accept this offer of employment, you represent that employment with StandardAero will not violate any contractual obligation or other duty that you may owe to any former employers or other parties, including obligations not to compete and obligations not to disclose trade secrets or other confidential business information. You further represent that you have not disclosed and will not disclose to StandardAero any trade secret or other confidential business information belonging to any third parties and that you will not bring with you to your employment with StandardAero any documents, records, or other confidential information belonging to your former employers or other parties.

This letter supersedes any previous correspondence or offer and contains StandardAero's entire offer. Please indicate your agreement to the above terms and conditions by signing a copy of this letter with your completed paperwork. Once all documents are signed, please scan to [ ]@standardaero.com within 5 business days of receipt of offer. If acceptance is confirmed via phone, we still request a physical copy of the signed offer be given to Human Resources prior to your start date. If you have any questions, please contact me directly at [ ].

Kim, I am very excited to have you as part of the StandardAero team and know that you will contribute greatly to the success of our company. I look forward to your response.

With highest regards,

Russell Ford

Chairman & Chief Executive Officer

StandardAero

AGREED TO AND ACCEPTED BY:	/s/ Kim Ernzen
Kim Ernzen April 24, 2024
Date